As filed with the Securities and Exchange Commission on June 8, 2022.
Registration No. 333-[ ]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
FRESH DEL MONTE PRODUCE INC.
(Exact name of registrant as specified in its charter)

The Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)
c/o H&C Corporate Services Limited P.O. Box 698, 4th Floor, Apollo House, 87 Mary Street George Town, Grand Cayman, KY1-1107 Cayman Islands (Address of Principal Executive Offices)	N/A (Zip Code)
Fresh Del Monte Produce Inc.
2022 Omnibus Share Incentive Plan
(Full Title of the Plan)

Effie D. Silva
Senior Vice President, General Counsel & Secretary
Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(Name and Address of Agent for Service)

(305) 520-8400
(Telephone number, including area code, of agent for service)

With a copy to:
Kara L. MacCullough, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the ‘Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Registrant’s Corporate Secretary at the following address and telephone number: Effie D. Silva, Fresh Del Monte Produce Inc. c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, FL 33134 or by phone at (305) 520-8400.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission (File No. 333-07708), other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K, are incorporated by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, including portions of the Registrant’s Proxy Statement on Schedule 14A filed on April 22, 2022, to the extent incorporated by reference in such Annual Report on Form 10-K;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 01, 2022;
(c)	The Registrant’s Current Reports on Form 8-K filed on January 14, 2022, January 27, 2022, February 22, 2022, March 03, 2022, and March 16, 2022; and
(d)	The description of the Registrant’s Description of Securities contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 27, 2019, and any amendment or report filed for the purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provided indemnification against civil fraud or the consequences of committing a crime. Article 42 of the Amended and Restated Memorandum of Association (the “Memorandum Articles’) of the Company provides that every Director, Secretary, or other officer of the Company (including alternate directors, proxy directors and former directors and officers), any trustee for the time being acting in relation to the Company (including any nominee shareholder holding shares in the Company) and their heirs and personal representatives (each an “Indemnified Person”) shall be entitled to be indemnified out of the assets of the Company against all actions, proceedings, costs, damages, expenses, claims, losses or liabilities which they or any of them may sustain or incur by reason of any act done or omitted in or about the execution of the duties of their respective offices or trusts or otherwise in relation thereto, including any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgement is given in his favor or in which he is acquitted except to the extent that any of the foregoing arise through his dishonesty.

No Indemnified Person shall be liable (a) for any loss, damage or misfortune whatsoever which may happen to or be incurred by the Company in the execution of the duties, powers, authorities or discretions of his office or in relation thereto, (b) for the acts, receipts, neglects, defaults or omissions of any other such Director or person or (c) by reason of his having joined in any receipt for money not received by him personally or (d) for any loss on account of defect of title to any property of the Company or (e) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (f) for any loss incurred through any bank, broker or other agent or (g) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (h) for any other loss or damage due to any such cause as aforesaid except to the extent that any of the foregoing arise through his dishonesty.

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Insofar as indemnified by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Memorandum and Articles, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	Specimen Certificate of Ordinary Shares of Fresh Del Monte Produce Inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-7708)).
4.2	Description of Securities (incorporated by reference to Exhibit 4.2 of our Annual Report on Form 10-K of our fiscal year ended December 27, 2019).
5.1*	Opinion of Walkers (Cayman) LLP
23.1*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (include on signature page of this Registration Statement).
99.1*	Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan
107*	Filing Fee Calculation
*Filed herewith.

Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Fresh Del Monte Produce Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, Florida, on June 8, 2022.

Fresh Del Monte Produce Inc.

By:	/s/ Mohammad Abu-Ghazaleh
Mohammad Abu-Ghazaleh
Chairman & Chief Executive Officer
By:	/s/ Monica Vicente
Monica Vicente
Senior Vice President & Chief Financial Officer (Authorized Representative in the United States)
Each person whose signature appears below constitutes and appoints Mohammad Abu-Ghazaleh and Monica Vicente, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ Mohammad Abu-Ghazaleh	Chairman & Chief Executive Officer	June 8, 2022
Mohammad Abu-Ghazaleh	(Principal Executive Officer)

/s/ Monica Vicente	Senior Vice President & Chief Financial Officer	June 8, 2022
Monica Vicente	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ahmad Abu-Ghazaleh	Director	June 8, 2022
Ahmad Abu-Ghazaleh

/s/ Amir Abu-Ghazaleh	Director	June 8, 2022
Amir Abu-Ghazaleh

/s/ Charles Beard, Jr.	Director	June 8, 2022
Charles Beard, Jr.

/s/ Michael Berthelot	Director	June 8, 2022
Michael Berthelot

/s/ Kristen Colber-Baker	Director	June 8, 2022
Kristen Colber-Baker

/s/ Mary Ann Cloyd	Director	June 8, 2022
Mary Ann Cloyd

/s/ Lori Tauber Marcus	Director	June 8, 2022
Lori Tauber Marcus